EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 29, 2008, with respect to the consolidated financial statements, schedule and  internal control over financial reporting included in the Annual Report of Collectors Universe, Inc. and subsidiaries on Form 10-K for the year ended June 30, 2008.  We hereby consent to the incorporation by reference of said reports in Registration Statements No. 333-34554, No. 333-34558, No. 333-85962, No. 333-121035, No. 333-137375 and No. 333-139513 of Collectors Universe, Inc. and subsidiaries, each filed with the Securities and Exchange Commission on Form S-8.

/s/  GRANT THORNTON LLP

Irvine, California
September 29, 2008